Exhibit 99.1

Karuna Therapeutics Appoints Bill Meury as President and

Chief Executive Officer

Mr. Meury is a distinguished pharmaceutical leader with more than 25 years of operational and commercial experience delivering transformative medicines to patients

Succeeds current president, chief executive officer, and chairman, Steve Paul, M.D., who will transition to president of research and development and chief scientific officer

Christopher Coughlin to assume role of chairman of the board

BOSTON—December 6, 2022— Karuna Therapeutics, Inc. (NASDAQ: KRTX), a clinical-stage biopharmaceutical company driven to create and deliver transformative medicines for people living with psychiatric and neurological conditions, today announced the appointment of Bill Meury as president and chief executive officer (CEO) and a member of the Company’s board, effective January 3, 2023. Mr. Meury will succeed Steve Paul, M.D., the current president, chief executive officer and chairman, who will transition to president of research and development and chief scientific officer and continue to serve as a member of the board following the effective date. At that time, Christopher Coughlin, the Company’s lead independent director, will assume the role of chairman of the board.

“Bill’s appointment as president and CEO is the result of a thoughtful succession plan initiated by Steve’s desire to follow his passion, the science, and focus on the continued growth of Karuna’s research and development efforts. As we considered the natural evolution of the Company, Bill’s leadership and expertise launching and commercializing medicines for psychiatric and neurological conditions was a seamless fit for Karuna, aligning with our strategy for late-stage clinical development and commercialization,” said Mr. Coughlin. “As we look to the future with Bill as CEO and Steve continuing to oversee our research and development efforts, Karuna is very well positioned for continued success in the coming years.”

Most recently, Mr. Meury served as a partner at Hildred Capital Management, a private equity firm focusing on the healthcare industry. Previously, he was executive vice president and chief commercial officer at Allergan, where he had responsibility for over 50 products with $16 billion in revenue and over $3 billion in sales and marketing investment. In this role, he led multiple global divisions, including marketing, sales, business analytics, marketing operations, managed care, pricing, and customer service. Prior to this role, he served as Allergan’s president, branded pharma, and executive vice president, commercial, North American brands. He also served as executive vice president, sales and marketing, at Forest prior to its acquisition by Allergan. Mr. Meury serves on the board of directors of Syndax Pharmaceuticals and The Jed Foundation. He received a B.S. in economics from the University of Maryland.

“Karuna, with a completely novel pharmacological platform, has the potential to transform the way we think about, and treat, complex psychiatric and neurological conditions,” said Mr. Meury. “I have been impressed and inspired by what has been accomplished to date, and I am extremely optimistic about the road ahead as the Company approaches key milestones. I look forward to working alongside Steve, and the incredibly talented Karuna team, as we work toward the same goals – bringing innovative treatment options to those living with serious mental illness and building the capabilities to be a leading neuroscience company in biopharma.”

“To say I am proud of the work we have accomplished to date would be an understatement. As a result of the team’s unwavering commitment, we are on the path to potentially deliver the first new class of medicine for people living with schizophrenia in more than 50 years,” said Dr. Paul. “In my new role, I will continue to help the team deliver on the promise of KarXT and advance other innovative medicines in our pipeline. I have dedicated my career to solving the challenges of treating serious mental illness and I look forward to continuing my journey with Karuna, partnering with Bill and the rest of my colleagues.”

About Karuna Therapeutics

Karuna Therapeutics is a clinical-stage biopharmaceutical company driven to create and deliver transformative medicines for people living with psychiatric and neurological conditions. At Karuna, we understand there is a need for differentiated and more effective treatments that can help patients navigate the challenges presented by serious mental illness. Utilizing our extensive knowledge of neuroscience, we are harnessing the untapped potential of the brain in pursuit of novel pathways to develop medicines that make meaningful differences in peoples’ lives. For more information, please visit www.karunatx.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our goals to develop and commercialize our product candidates and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to our ability to generate positive clinical trial results for our product candidates and other risks inherent in clinical development, the timing and scope of regulatory approvals, changes in laws and regulations to which we are subject, competitive pressures, and other risks set forth under the heading “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021. Our actual results could differ materially from the results described in or implied by such forward looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Investors

Alexis Smith

asmith@karunatx.com

518-338-8990

Media

Bob Josefsberg

bjosefsberg@karunatx.com

646-734-3584